EXHIBIT 10.30

                                    EXPLORATION AGREEMENT AND PURCHASE OPTION

This  Exploration agreement and Option Purchase is celebrated in the city of Chihuahua, Chihuahua State dated November 20, 2007.

BETWEEN:

MR. RENE MURO LUGO, acting for their own rights and also in his capacity as executor of succession to property of SR, JOSE MURO DELGADO, with the permission of her husband GUADALUPE LUGO GONZALEZ ON MURO Widow, whose succession is also executor.
(Hereinafter the current term "Grantiners")

FOR THE FIRST PART

And

SUNBURST MINING OF MEXICO, S. A. DE C. V., corporation duly organized under the laws of the United Mexican States, represented in this event by MR. MARIO HUMBERTO Ayub TOUCHE and ROBERT WAYNE KNIGHT in his capacity as legal representatives with general powers to lawsuits and collections, events management and domain, residing at Calle General Retana. 706, Col. San Felipe, Chihuahua, Chih. C.P. 31203
(Hereinafter the "Explorer")

BY THE SECOND PART WHEREAS:
A. Mr.  Jose Muro Delgado, late, through his inheritance, owns 33 191086 which protects the rights of mineral exploitation on the lot "Second St.
Child located in the Municipality of Moris, Chihuahua State (hereinafter
"Mining Concession").

B. Mr. Jose Muro Delgado, married life was under conjugal society with Mrs. C. GUADAULPE LUGO GONZALEZ ON MURO Widow, who expressed his approval for the disposal of the Mining Concession, as reflected in the cars that make up the trial Intestament number 613/85 of the Fifth Civil Court, in conjunction with the various heirs, who told turn your permission to make the appropriate disposition, adds certified copy of such records.

C. C. RENE MURO LUGO, is executor of the successions of Dealers, which is demonstrated with certified copies of trials Intestament numbers 613/85 before the Fifth Court of Civil regarding the succession of C. JOSE MURO DELGADO AND 1145/2006, the index of the Third Court of Civil regarding the succession of C. GUADALUPE LUGO GONZALEZ MURO Widow of both the Judiciary Distrito Morelos, which is attached to this contract, saying that such a character to date has not been revoked or modified in any way.

D. On May 16, 2006, Mr. Dagoberto, Joseph and Rene surname MURO LUGO, who said to be unique and universal heir of his father, with the Explorer held a private contract for exploration and purchase option on the mining concession described above , and the date received by the concept the following payments:

A) $ 1666.50 American dollars, February 20, 2006;
B) $ 3333.00 American dollars or the equivalent in currency
National, May 16, 2006;
C) $ 3333.00 American dollars or the equivalent in currency
National, November 14, 2006;
D) $ 3333.00 American dollars or the equivalent in currency
National, May 14, 2006.

Such amounts shall be paid at the price specified in the option
Fourth clause of this contract, on the third their fair share of the payments referred to in paragraphs a), b), c) and d) of point
4.1.1 of the clause Fourth.

E. The dealers want to give the Explorer, the Explorer and wishes to acquire the Grantiners, the Rights Exploration and Option Purchase of 33.33% ownership of the Mining Concession, subject to the terms and conditions agreed upon in this instrument (all those terms as defined below).

THEREFORE, in accordance with demonstrations and warranties mutually declared by the parties to this Agreement, the parties agree as follows:

SECTION 1
ANNEXES AND DEFINITIONS

1.1. The following annexes form parts of the Contract:

Annex A - English version
Annex B - Title mining concession. 191086
Annex C - Documentaries on the Trials Intestament cited.

1.2. The following terms shall, when used in this Agreement, the meaning and interpretation which then brought (unless expressly provided in the contract or if the context requires otherwise):

The Agreement means this Agreement, as supplemented or amended by the parties.
Area of Influence mean surface area which includes the perimeter of the area covered by the Mining Concession.

Exploration Rights means all the rights described in Part 6 of this Agreement.

Option means the right of option granted by Licensees to the Explorer to buy 100% of their rights of the Mining Concession pursuant to Section 4.

Period Option means the term of the option, beginning on the date of signing of this Agreement and concluding in the period specified in the fourth clause of this contract.

Notice of Exercise means that previously the Explorer should alert you
Licensees writing of its intention to exercise the option.

Sales Act through which Dealers transmitted to the Explorer one hundred percent of the ownership of the mining concession.

SECTION 2
EXPRESSIONS AND GUARANTEES OF GRANTINERS

2.1 The Grantiners say and agree with the Explorer:

(A) Licensees are holders of 33.33% of the Mining Concession and maintain such ownership to enable the Explorer exercise of the right of option under this contract.

(B) Granting Mining is the date of the signing of this Agreement and continue for the duration of this free of any lien, encumbrance and claim the third and one in full compliance with their obligations under the Mining Law and Regulation.

(C) No person, firm or corporation has entered into any contract or option, or have any right or privilege which might become contract or option to purchase or acquisition of the Mining Concession.

(D) There is no claim against or conflict related to the ownership of the Mining Concession, and is not aware that there are grounds for this, and no one has any regalia or other legal interest of any kind with respect to mineral production Granting of the Mining.

(E) Mining Concession has been duly and validly located, and is correctly described in this Agreement.

(F) While this Agreement is in force Licensees:

A. Not reduced or submit application to reduce the surface area of the lot covered by the Mining Concession, without the written consent of the Explorer,

B. Not taxed, or offer a warranty affect the rights stemming from the Mining Concession,

C. Perform any action that is required, necessary or prudent to prevent and to prevent any third serious or affects, or attempts to encumber or affect the rights arising from the Mining Concession,

D. Shall and ensure the peaceful possession and enjoyment of the rights granted to the Explorer in this Agreement, and

E. Not carried out any act that is inconsistent with the transactions covered by this instrument.

F. Should be reached to submit any judicial or non-judicial dispute arising from the ownership of this grant, is committed to reorganize and respond in a manner conducive to the interests of the EXPLORADORA such disputes and if necessary to compensate for any damage to it for that reason.

2, 2 The Grantiners are obliged to continue application for the trials inheritance
Intestament and finish in each of the cases within six (6) months, so that there is no obstacle or legal impediment to making the final purchase, must obtain the approval of all the co-heirs in both Inheritance if necessary. To ensure compliance with the obligation previously contracted Licensees will leave irrevocable special power for acts of administration to manage the continuity of trials and inheritance intestament, write the contract for the sale of 100% (one hundred) (percent) ownership of the mining concession in the public register of mining; power reference will be awarded to Messrs. Mario Humberto Ayub Touché and / or Francisco Javier Moctezuma Aguinaga and / or Andres Alfredo Perez Howlet to be exercised in a manner separate.

The power granted under this clause shall be irrevocable for having been awarded as a condition of this contract and also as a means for the dealers comply with the obligations they made for themselves, on such terms and for the purposes of Article 2596 (two thousand five hundred ninety and six) of the Federal Code and its correlative of the Civil Code for the State of Chihuahua. The rule reads as follows, in the matter: "The principal may revoke the mandate as and when it sees fit; least in those cases where award was stipulated as a condition ma in a bilateral contract, or as a means to fulfill an obligation contracted "

For the attorneys appointed in the preceding paragraph of this section are authorized to exercise power in the same area, simply have passed 30 (thirty) days from the signing of this contract and have not done any management in the respective courts for further formalities of trials inheritance, or who have not completed the formalities have been completed the trial within a period of 6 (six) months from the signing of this contract.

SECTION 3
EXPRESSIONS AND GUARANTEES OF EXPLORADORA

The Explorer 3.1 represents and warrants to Licensees:

(A) It is a company limited capital variable in existence and
Duly constituted under the laws of the United Mexican States
And is able to hold right under this act,

(B) has the legal capacity required under law to acquire as
Owner: (i) ownership of mining claims located within the territory of the United Mexican States, in accordance with Article 11 of the Mining Law in force, and (ii) located outside the actual rights constitutionally restricted area within Mexican territory under OA article 1 of the Foreign Investment Law and Article 8 of its Regulation,

(C) You are familiar with their obligations to register the Public Registry of Mining and the National Registry of Foreign Investment

(D) It has obtained all approvals, licenses and registrations required to conclude this contract and to be bound by its terms, and in particular for the acquisition of Dealers Choice.

SECTION 4
ACQUISITION OF THE OPCIÓN

4.1. The Grantiners granted by this reference to the Explorer, and the Explorer acquires, the exclusive right and option, but not the obligation,
Buy 33.33% equivalent to 1 / 3 part of the ownership of the Mining Concession, and pledge to unilaterally sell the title to the Explorer, free of charge, loading, constraint domain and any third party, on such terms and agreed conditions of this Agreement.

4.1.1. The parties agree that the Explorer was deemed to be exercised the option to pay the sum of Licensees 85000.00 USD (Eighty-five thousand American dollars 50/100) which corresponds to 33.33% of $ 255000.00 USD (two hundred and fifty-five thousand dollars from the United States 00/100) (the "Purchase Price"), which is the established price for 100% of the rights covered by the above-mentioned grant. That amount will be covered by paying the Grantiners the following amounts, on the dates specified:

A) $ 1666.50 (Six hundred and sixty-six thousand dollars of the United States of America 50/100) that correspond to one-third (33.33%) to $ 5000 (Five Thousand Dollars of the United States of America 00/100) quantity which has already been paid dated February 20, 2005.

B) $ 3333.00 (Three thousand three hundred and thirty-three dollars of the United States of America 00/100) that correspond to one-third (33.33%) of $ 10,000 (ten thousand dollars from the United States 00/100 ) amount that was paid on May 16, 2006;

C) $ 3333.00 (Three thousand three hundred and thirty-three dollars of the United States of America 00/100) that correspond to one-third (33.33%) of $ 10,000 (ten thousand dollars from the United States 00/100 ) amount that was paid on November 14, 2006;

D) $ 3333.00 (Three thousand three hundred and thirty-three dollars of the United States of America 00/100) that correspond to one-third (33.33%) of $ 10,000 (ten thousand dollars from the United States 00/100 ) amount that was paid on May 14, 2007;

E) $ 5000.00 (Five thousand dollars American 00/100) that correspond to a third (33.33%) of $ 15,000 USD (Fifteen thousand dollars from the United States 00/100) to be paid on November 20, 2007 , the date of signing this contract.

F) $ 5000.00 (Five thousand dollars American 00/100) that correspond to a third (33.33%) of $ 15,000 USD (Fifteen thousand dollars from the United States 00/100) who will be paid on May 16, 2008 ..

G) $ 6666.66 (Six thousand six hundred and sixty-six US dollars American 66/100) that correspond to one-third (33.33%) $ 20000 USD (Twenty Thousand dollars of the United States of America 00/100) who will be paid on 16 November 2008

H) $ 6666.66 (Six thousand six hundred and sixty-six US dollars America we 66/100) that correspond to one-third (33.33%) $ 20000 USD (Twenty Thousand dollars of the United States of America 00/100) who will be paid the May 16, 2009.

I) $ 10000.00 (Ten thousand nine hundred US dollars américanos 00/100) that correspond to a third (33.33%) of $ 30,000 USD (Thirty thousand dollars of the United States of America 00/100) who will be paid on 16 November 2009.

J) $ 40000.00 (Forty thousand nine hundred and ninety-six American dollars 00/100) that correspond to one-third (33.33%) $ 120000 $ (One hundred twenty thousand dollars from the United States 00/100) that will be covered on 16 May 2010 to exercise the Option and the transmission to the Explorer 100% of its rights on the ownership of the Mining Concession.

4.2. Completion Advance. This contract contains an option and a right of unilateral promise of sale issued by Licensees to the Explorer only. The Explorer, but does not Dealers, may at any time prior to the exercise of the Option, to waive their rights and advance
Terminate this Agreement by written notice to the representative of the
Licensees or their thirty (30) days in advance in case of such .- <.1
Early termination of this Agreement shall cease to have legal effect, except for the obligations of the Explorer generated prior to the effective date of such termination.

4.3. Additional Obligations . During the Period, Option, the Explorer must make the payment for the rights of mining applicable from 2nd. Semester 2006, and check the make and works of exploration or exploitation, if any, corresponding from the year 2006, as mandated in the Mining Law and its Regulations.

SECTION 5
EXERCISE OF THE OPTION

5.1. Prior to the exercise of the option in accordance with Clause 4.1. The Explorer must provide written notice to Licensees its intention to exercise the Option (the "Notice of Exercise"). By exercising the option, Licensees and the Explorer notary must sign and ratify a contract for the sale (the "Sale") by which will be transmitted to the Explorer 100% ownership of the Mining Concession (free of all lien, load, or affectation reclamation third one) without any additional benefit for grantiners apart from the Purchase Price.

5.2. Notification of Exercise shall contain (a) the irrevocable intention to exercise the Explorer Option (b) the date, time and place where Licensees must appear in the Explorer to sign and ratify before a notary public Sales and (c) Sales of a project which contain strictly to the terms and conditions set forth in this Agreement.

SECTION 6
And EXPLORATION RIGHTS OF ACCESS

6.1. During the Period of the Option, the Explorer, its officers, employees and independent contractors shall have the right with respect to the Mining Concession and under Mexican law from engaging in any activity aimed at the identification of mineral deposits in any portion of the Concession Mining and the quantification and assessment of mineral reserves to determine whether they are economically profitable, including:
(A) Access to the area comprising the Mining Concessions,
(B) Prospectar, explore and develop any other activity that sapped the Explorer deems advisable, including, without limitation, drilling, zanjeo activities excavation, measuring geological, geochemical and geophysics and mapping of the results obtained by them, including Measurement
Air; sampling of soils, sediments and rocks; analysis and metallurgical tests on samples ~ ¬; test mineral content of all samples p6.Jebas
By pilot plant;
(C) to build or locate on the Mining Concession any building, plant, machinery and equipment to recommend the Explorer, and
(D) remove the Mining Concession and have reasonable quantities of minerals and metals in order to obtain testing or development of other evidence
(Collectively, the "Exploration Activities").

SECTION 7
TERMINATION OF THE OPTION

7.1. If this contract is terminated early as provided in Section 4.2., The Explorer must deliver to the representative of the dealers or those, within ninety (90) days subsequent to such termination, a copy of the entire report, map, a result testing and other technical information relevant to be in possession of the Explorer with regard to the Mining Concession.

SECTION 8
ASSIGNMENT

8.1. The Explorer, but not Dealers, may at any time during the Option Period, sell, transmit or in any way dispose of any part of their acquired rights in this contract (without additional requirement of consent by Licensees ), with the only condition being that any assignee or purchaser of such rights or interests must first assume all the obligations of the Explorer agreed in this Agreement. The Licensees may convey to others their rights acquired in this Agreement by the prior written consent of the Explorer. The Licensees may transmit to any person controlled. By the latter acquired his rights in this Agreement by notice in writing to the Explorer.

SECTION 9
Unforeseeable circumstances or force majeure

9.1. Should the Explorer at any time during the Option Period or thereafter be prevented or retrazada in compliance with any of the obligations contained in this Agreement because of strikes that restricts normal operations, delays in shipment or for any other reason or reasons beyond the control of the Explorer, the deadline for compliance with the obligation on the part of the Explorer should be extended for a period of time equal to the period of such delay or impediment.

9.2. The Explorer shall, within a period of thirty (30) dlas, notifying the dealers of each case of fortuitous event or force majeure referred to in Section 9.1. And once the event of termination must also notify in that direction, enclosing the particularities of the number of days for which the implementation of the obligations of the Explorer have been extended as a result of that event, as well as all previous cases of fortuitous event or force majeure.

SECTION 10
BREACH IN TERMINATION

10.1. If at any time during the term of this Agreement of the parties (hereinafter, the "party Incumplida") violates any of its obligations agreed to in this Agreement is in or falsity of any of its manifestations or conventions declared in the Similarly, the other party shall have the right to terminate this Agreement at unilaterally and without resolution or interpellation court, but only if.

(A) such party has delivered previously to the Party Incumplida a notice of default to describe the peculiarities of the obligation (s) (is) breached (s) or event (s) (s) or fake agreement (s) (s) and

(B) the party has not corrected Incumplida such failure within a period of thirty (: w) days after such notification or not has begun procedures for such failure  through timely payment or compliance with the requirement (s) (s) breached (s).

SECTION 11
NOTICES

11.1 All notices or notices to be provided between the parties as a result of the implementation, enforcement or execution of this Agreement shall be in writing and shall be addressed to the parties to address that corresponds to their last home expressed for purposes of this Agreement, which until there is no written communication to the contrary that it should be understood as follows:

In the Explorer:
Sunburst Mining of Mexico, S.A. De C.V. Attention: C.P. Gabriel Caldera
General Retana. 706.
Colonia San Felipe
Tel. (614) 414-5140
Fax. (614) 414-5140

A Licensees:
Mr. Rene Lugo Muro
Calle: Monte Libio 4502
Quintas Carolinas, Chihuahua, Chih,
Tel: 484-61-87

The parties may change their homes by notifying the other party with ten (10) days in advance.

11.2. All notices must be made: (i) in person, or (ii) by electronic means, with subsequent confirmation by registered or certified mail asking for the confirmation of receipt, or (iii) by registered or certified mail asking for the confirmation of receipt or
Through commercial parcel service. Any notice shall be valid and
Deemed to have been received (i) if it was made in person, on the date on which it was made if it was done during normal working hours, and if it was not done during normal working hours, on the business day following the date of the notification (ií) if done through electronic means, on the business day following the receipt of the confirmation is sent by registered or certified mail, and (iii) was made only through mail or parcel business on the next working day its receipt.

SECTION 12
APPLICABLE LAW AND COURTS

12.1. For purposes of interpretation, enforcement and execution of this Agreement shall apply the provisions of the Mining Law and regulates, the Commercial Code and the Federal Civil Code. In the case of interpretation, performance or execution of this Agreement, or interpretation of what is not expressly provided for therein, the parties expressly submit to the jurisdiction of the state and federal courts located and competition in the City of Chihuahua State Chihuahua, renouncing the jurisdiction of any other court, tribunal or court of any kind ':' and they can 'be entitled under existing or future home, or under any legal provision that was or could be applicable .

SECTION 13
GENERAL

13.1. The parties shall act in good faith and mutual cooperation in all matters relating to this Agreement, it being understood that:

(A) Such a relationship should not impose on any of them any obligation or liability other than the agreed in this contract,
(B) This Agreement shall not constitute or create a partnership between the parties or create any obligation jointly or individually and jointly between them,
(C) Neither party shall have authority to act, or assume ning4na obligation or responsibility on behalf of the other party, except as
Expressly provided in this Agreement.

13.2. This Agreement contains the entire agreement of the parties with respect to the object, so the same effect cancels and supersedes any other international agreement, convention of intent, either verbal or written, having concluded the parties with respect a. That object.

13.3. This Agreement may not be amended, unless such changes are made in a letter signed by the parties.

13.4. The parties shall perform or promote the timely realization of any act or signing any document that reasonably required or recommended accordance with the law to implement the will of the parties contained in this Agreement.

13.5. This contract benefits and binding upon the parties, as well as to their respective successors and assigns.

13.6. This Agreement and the rights and obligations agreed by the parties thereto are strictly limited to the Mining Concession and the Area of Interest. Each party shall have the free and unrestricted right to recruit, develop or benefit from other businesses of any kind, whether or not in competition with the activities covered by this Agreement, without being required to disclose these activities to the other party or inviting it to participate or allow such participation, including, without limitation, business-related mining rights or property rights contiguous to the area of interest, or who have previously served
Áter the surface of the Mining Concession.

13.7. Except as expressly provided in this Agreement, the dealer must keep confidential all information relating to this Agreement and the Mining Concession and shall not use such information for activities other than those provided in this Agreement or disseminate publicly, unless commandment is required by law.

13.8. The parties have signed this contract in the Spanish and English languages in case of discrepancy between the two versions, the English version will prevail. The parties acknowledge having obtained legal advice and independent enough to have read and understood (through interpreters and their respective legal counsel) the legal effect and validity of this Agreement in Spanish and English versions. The English version is attached for reference as Exhibit A, which incorporates part of the same for all legal purposes which may apply.

CONSTANCIA IN THE FOREGOING, the parties have signed this Agreement on the date indicated above.